CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and in the Statement of Additional Information, and to the incorporation by reference in the Registration Statement of Victory Portfolios (Form N-1A: File No. 033-8982 of our report dated December 29, 2020, on the financial statements and financial highlights of THB Asset Management MicroCap Fund (one of the series constituting The Advisors’ Inner Circle Fund (the “Fund”)) included in the Fund’s Annual Report to shareholders for the year ended October 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 15, 2021